Exhibit 10.1

CRICOS No. 00213J ABN 83 791 724 622 Document Classification MOPP F/1.2.5:

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE

IT IS BOTH (i) NOT MATERIAL, AND (ii) THE TYPE THAT THE REGISTRANT

TREATS AS PRIVATE OR CONFIDENTIAL

Research Agreement

THIS AGREEMENT is made

BETWEEN	queensland university of technology (ABN 83 791 724 622) of 2 George Street, Brisbane, 4000, in the State of Queensland, Australia (“QUT”)
AND	QUOIN PHARMACEUTICALS, Inc., a Delaware corporation, with an address of 42127 Pleasant Forest Ct, Ashburn, VA 20148 USA (“Quoin” or “Collaborator”)

BACKGROUND

The parties wish to collaborate on, and provide their contributions to, the Project in accordance with the terms of this Agreement.

OPERATIVE PROVISIONS

1	DEFINITIONS and INTERPRETATION

1.1	In this Agreement, the following words have the following meanings:

Agreement means this document and any schedules or attachments to this document.

Background Material of a party means Materials created prior to, or independently of, this Agreement (including third party Material) which that party contributes or makes available for use in the Project, including the Material listed in Schedule 4.

Bluebox means qutbluebox Pty Ltd ABN 97 041 405 905 of Level 4, Block X, 88 Musk Avenue, Kelvin Grove, Qld 4059, being the subsidiary trustee company established by QUT to commercialise its Intellectual Property Rights.

Commencement Date means the date of complete execution of this Agreement by the Parties.

Commercialise means to exercise or deal with the Intellectual Property Rights in Material, in any way for a financial gain or benefit (whether or not such gain or benefit is ultimately obtained) including:

(a)	to exercise Intellectual Property Rights in the Material to provide a service for which a financial gain or benefit is received;

(b)	to exercise Intellectual Property Rights in the Material to create, or as part of, a product or process which is, or is to be, sold, hired, leased, distributed or made available to others for financial gain or benefit;

(c)	to directly or indirectly grant to others rights to use Intellectual Property Rights in the Material for a financial gain or benefit,

but does not include the use of the Material in connection with delivering award courses or to undertake public benefit or other non-commercial research with or without funding from a third party and Commercialisation shall have a corresponding meaning.

Confidential Information of a party means:

(a)	any information designated as that party’s Confidential Information in Schedule 4;

(b)	any new information generated as part of Project Material in which that party owns the Intellectual Property Rights; and

(c)	any information developed independently of this Agreement (whether by the party or a third party), that the party makes available to the other party for the purposes of this Agreement including the conduct of the Project which that party designates as confidential or the receiving party ought reasonably know is confidential from the circumstances or nature of the information, but does not include information which is:

(d)	publicly available or subsequently becomes publicly available other than in breach of this Agreement;

(e)	lawfully known to another party on a non-confidential basis before being disclosed by the other party; or

(f)	lawfully acquired by another party on a non-confidential basis from a third party without breaching obligations of confidentiality.

Contributions means the cash and in-kind contributions to be made by a party as specified in Schedule 3.

Expiration Date means the conclusion of the Project as described in Schedule 2.

Force Majeure Event with respect to a party means an unforeseeable event beyond the control of an affected party which occurs without fault or negligence of the affected party (but shall not include non-performance of any Specified Personnel) including:

(a)	acts of God;

(b)	war, riot, insurrection, vandalism or sabotage;

(c)	strike, lockout, ban, limitation of work or other industrial disturbance; and

(d)	law, rule or regulation of any government or governmental agency and executive or administrative order or act of general or particular application.

Intellectual Property Rights or IPRs includes any and all intellectual and industrial property rights throughout the world however conferred by statute, common law or equity in any jurisdiction including rights in respect of or in connection with:

(a)	copyright (including future copyright and rights in the nature of or analogous to copyright);

(b)	plant varieties;

(c)	inventions (including patents and any divisionals, continuations, continuation-in-parts, patent term extensions, and supplementary protection certificates thereto),

(d)	confidential information, trade secrets and know-how;

(e)	trade marks, service marks;

(f)	designs, circuit layouts; and

any other results of intellectual activity in the industrial, commercial, scientific or literary or artistic fields, whether or not now existing and whether or not registered or registrable and includes any rights to apply for the registration of such rights and includes all renewals and extensions.

Key Terms means the key terms described in clause 9.4 which must be included in an agreement described in clause 9.1.

Material means any ideas, discoveries, inventions, information, data, compilations, records, designs, works, technology, software, methods, processes, formulas, names, logos or any other thing of any kind in which Intellectual Property Rights or other rights subsist.

Option means the exclusive option described in clause 9.1 of this Agreement.

Option Period shall be from the Commencement of this Agreement until the earlier of the following:

(a)	Six (6) months after the conclusion of the Project under this Agreement;

(b)	Execution of an agreement described in clause 9.1 of this Agreement;

(c)	Termination of this Agreement under clause 16.2.

Project means the project described in Schedule 2.

Personal Information means information or an opinion, including information or an opinion forming part of a database, whether true or not, and whether recorded in a material form or not, about an individual whose identity is apparent, or can reasonably be ascertained, from the information or opinion.

Personnel of a party means the employees, contractors, students and any other person that is an agent of that party.

“Post Doc” means the post doctorial candidate hired by QUT and included as QUT’s Specified Personnel in connection with the terms of this Agreement.

Project Material means all Material created in connection with the Project by a party’s Personnel. For the avoidance of doubt Project Material does not include Background Material incorporated in the Project Material.

Specified Personnel are those Personnel of a party listed in Schedule 2.

Term is defined in clause 2.1.

1.2	In this Agreement:

(a)	a right to ‘use’ Material includes any use that requires the exercise of Intellectual Property Rights in that Material;

(b)	the singular includes the plural and vice versa;

(c)	a reference to a gender includes the other genders;

(d)	headings are for reference only and do not affect the meaning of any provision;

(e)	other grammatical forms of each defined word or expression will have a corresponding meaning;

(f)	a reference to this Agreement includes any schedules or annexures to this Agreement;

(g)	a reference to a clause, paragraph, schedule or annexure is a reference to a clause or paragraph of or schedule or annexure to this Agreement;

(h)	a reference to a document or agreement, including a reference to this Agreement, includes a reference to that document or agreement as novated, varied or replaced from time to time;

(i)	a reference to “$”, “$A”, “dollar” or “A$” is a reference to Australian currency;

(j)	a reference to a month is a reference to a calendar month;

(k)	a reference to a person includes a reference to bodies corporate, partnerships, incorporated and unincorporated associations, firms, joint ventures, trusts, governments and governmental and semi-governmental bodies;

(l)	a reference to any legislation, regulation or other statutory instrument includes a reference to any enactment, amendment, substitution or consolidation and any statutory instrument issued pursuant to such legislation, regulation or other statutory instrument;

(m)	a reference to writing includes all physical and electronic methods of visibly representing or reproducing words, figures or symbols;

(n)	no rule of construction applies to the disadvantage of the party that drafts this Agreement on the basis that the party suggested the relevant drafting;

(o)	words such as “includes” and “including” do not impose any limitation on the construction of general language that is followed by specific examples.

1.3	In the event of any inconsistency between any of the provisions of this Agreement, they shall take precedence in the following order:

(a)	the terms and conditions (with primary obligations taking precedence);

(b)	the schedules; and

(c)	any other document attached or incorporated by reference.

2	TERM

2.1	Except in relation to the Option and all terms relevant to it, this Agreement commences on the Commencement Date and ends on the Expiration Date unless terminated earlier in accordance with this Agreement (Term).

2.2	Prior to the expiry of the Agreement, the parties may extend the Term by written agreement. Any agreement to such extension is made in each party’s absolute discretion and subject to internal approval.

3	CONDUCT OF PROJECTS

3.1	The parties agree to participate in the Project:

(a)	as specified in Schedule 2 and this Agreement;

(b)	diligently, competently and in accordance with the professional, scientific, ethical, business and financial principles and standards that would be reasonably expected to apply to such work; and

(c)	in accordance with applicable laws.

(d)	Notwithstanding the foregoing, it is acknowledged that all research is being performed by QUT through its Specified Personnel. QUT shall perform (and cause is Specified Personnel to perform) the Project consistent with subpart (b) above, by qualified personnel and in accordance with accepted scientific and ethical principles, standards and laboratory procedures and consistent with (i) effort and at a quality comparable to research performed at major public and private research universities (including within the United States and Australia) and (ii) applicable laws. QUT shall obtain (and require its Specified Personnel and approved sub-contractors to obtain) all required licenses, permits regulatory or ethics approval before carrying out activities under this Agreement.

3.2	The parties will not be liable to perform the Project until they have those approvals specified in Schedule 2 (if any) for the Project and upon such approvals being obtained any affected Project timeframes will be extended accordingly. The parties agree to cooperate and use all reasonable endeavours to obtain all necessary approvals in a timely manner.

3.3	With Quoin’s prior approval, QUT may engage a subcontractor to perform work in relation to the Project, provided that such subcontract shall include terms no less onerous than provided in this Agreement. QUT also vouches that the subcontractor is fully qualified to perform such work. Without limiting the foregoing, QUT shall be solely responsible for its performance under this Agreement and for any work sub-contracted to any third party (it being agreed that, notwithstanding anything contained in this Agreement to the contrary, any breach by subcontractors or its Specified Personnel or their respective affiliates (including Bluebox) of this Agreement shall be deemed a breach by QUT of this Agreement). All work sub-contracted to third party shall only be on work-for-hire basis and such third parties shall have no right to any Project Material or IPRs used or developed in connection with work performed.

4	DAY TO DAY MANAGEMENT; REPORTS

4.1	The parties will keep each other informed of the progress of the Project in writing and by telephone and will, from time to time:

(a)	discuss the progress of the Project;

(b)	facilitate the review and approval of publications in respect of the Project;

(c)	identify potential registrable or commercially valuable IPRs arising from the Project and promptly notify the parties in relation to any protectable or commercially valuable IPR; and

(d)	discuss in good faith any issues that may arise during the course of this Agreement in relation to the Project.

(e)	Without limiting the generality of above, QUT shall cause its Specified Personnel to issue a detailed written final report to Quoin summarizing the results of the Project, including Project Material, if any, within thirty (30) days after completing the Project. In addition to the above final report, within thirty (30) days after each milestone payment set forth on Schedule 3 is made, QUT shall cause its Specified Personnel to provide to Quoin interim written reports giving status of the Project, and the results and activities carried out prior to such milestone payment date. During the Term, QUT shall (and shall cause the QUT Specified Personnel and subcontractors) to (x) permit Quoin and its representatives to have at least one in person meeting with QUT and the Specified Personnel at QUT’s facility on an annual basis,, and (y) make available the Specified Personnel and applicable employees of QUT as requested by Quoin.

4.2	Despite the discussions between the parties under this Agreement, no variations shall be made to the Agreement except in writing signed by the parties.

4.3	For the purpose of this clause, Bluebox may engage in discussions as the agent of QUT, subject to the terms and conditions set forth herein.

5	CONTRIBUTIONS

Cash Contributions

5.1	QUT will issue the Collaborator with GST compliant invoices for their respective cash Contributions in the amounts and at the times specified in Schedule 3.

5.2	The Collaborator must pay the amounts invoiced in accordance with clause 5.1 by the due date specified in the invoice (which will be no less than 45 days from the date of invoice).

5.3	QUT will use the cash Contributions for the Project in accordance with the Budget.

5.4	If the Parties agree that QUT shall use any cash Contributions to purchase equipment for the Project, then that equipment will be owned by QUT, unless the parties have expressly agreed otherwise in writing.

In-Kind Contributions

5.5	The parties will make their in-kind Contributions to the Project to the value and for the time contemplated in Schedule 3.

6	SPECIFIED PERSONNEL.

6.1	Each party acknowledges that any of its Personnel named as Specified Personnel in this Agreement, must be directed to work on the Project for the times specified in this Agreement and if at any time they are unable to do so, then that party must:

(a)	immediately notify the other party of the unavailability; and

(b)	promptly replace that Specified Personnel with personnel who have:

(1)	the time commitment, qualifications and competency to carry out the Project; and

(2)	similar expertise and ability to those of the Specified Personnel they are to replace; and

(c)	notify the other party of the name and qualifications of the replacement personnel upon finding a replacement.

7	BACKGROUND MATERIAL

7.1	Nothing in this Agreement alters or transfers ownership in any Background Material, including any Intellectual Property Rights subsisting in Background Material.

7.2	Each party grants to each other party a non-exclusive, royalty-free licence to use its Background Material:

(a)	during the Term - for the purpose of carrying out the Project in accordance with this Agreement; and

(b)	during and after the Term - in conjunction with Project Material for purposes other than Commercialisation which are solely for research or academic purposes and only to the extent the Background Material is necessary for the other party to exercise the full benefit of the rights in the Project Material granted to it under this Agreement,

BUT subject to the confidentiality obligations herein and any restrictions or obligations made known to the other party prior to that Background Material being used in the Project.

7.3	For the avoidance of doubt, no rights are given to a party to sublicense any rights in Background Material to a third party.

8	PROJECT MATERIAL

8.1	All Intellectual Property Rights in Project Material made by QUT shall vest in QUT. All Intellectual Property Rights in Project Material made by Quoin shall vest in Quoin. All Intellectual Property Rights in Project Material made jointly by QUT and Quoin shall jointly vest in QUT and Quoin.

8.2	The parties each grant a non-exclusive, royalty-free licence in the Project Materials that they own to the other party for the performance of the Project and for internal - non-commercial research and teaching purposes.

8.3	No party may unlawfully use the Project Material in which another party owns enforceable Intellectual Property Rights except as expressly specified in this Agreement or in compliance with the written consent of that other party.

9	OPTION TO COMMERCIALISE

9.1	QUT grants the Collaborator an exclusive Option to enter into an agreement, which will be negotiated by the parties hereto in good faith, for the exclusive Commercialisation of the Project Materials in accordance with clause 9.3.

9.2	Subject to full payment of cash Contributions under this Agreement, the Collaborator may at any time during the Option Period exercise the Option by giving QUT written notice of the exercise of the Option.

9.3	The agreement described in clause 9.1 shall be subject to the following:

(a)	On exercise of the Option in accordance with clause 9.2, the parties must commence negotiation of the terms of the agreement within thirty (30) business days of receiving the notice to exercise the Option;

(b)	The terms of the agreement described in clause 9.1 must incorporate the Key Terms and be negotiated on an arms-length commercial basis;

(c)	If the parties have failed to agree on the Key Terms of the agreement described in clause 9.1 within six (6) months of the exercise of the Option, then QUT may Commercialise the Project Materials as QUT sees fit;

(d)	If the Project Materials are commercialised by someone other than the Collaborator under clause 9.3(c), the Collaborator will be entitled to a 10% royalty of all revenue received by QUT from the Commercialisation of the Project Materials up to a maximum amount equal to the total payments made by the Collaborator to QUT under this Agreement; and,

(e)	The parties must act reasonably in negotiating the agreement described in clause 9.1.

9.4	The Key Terms which must be included in an agreement described in clause 9.1 are as follows:

(a)	The scope of Intellectual Property Rights that will be the subject of agreement under the Option shall be the Project Materials owned or controlled by QUT and created in the course of the Project which may be relevant for treatment of Scleroderma and includes:

(1)	Composition of matter of the small molecule inhibitors that disrupt the VCAM-1:VLA-4 interaction, pharmaceutical compositions containing it, methods of using them, and processes for making them;

(2)	Data relating to activity of the small molecule inhibitors ;

(3)	Know how in relation to the preparation and use of the small molecule inhibitors ;

(4)	Rights to apply for and register patents in relation to the small molecule inhibitors , pharmaceutical compositions containing it, methods of using them, and processes for making them worldwide, including in Australia and in all other countries.

(b)	The agreement may include either an assignment or exclusive license of the Intellectual Property Rights which are the subject of the agreement;

(c)	There must be a royalty rate in the range of 3% to 5%.

(d)	There may be milestone payments which shall, at a minimum, relate to the costs of any intellectual property protection or other steps taken by QUT in relation to the Intellectual Property Rights the subject of the agreement;

(e)	The field of commercialisation shall be use as a therapeutic for any indication.

(f)	The territory for the arrangement will be world-wide.

(g)	The arrangement must be exclusive within the field of commercialisation and within the territory.

9.5	If either:

(a)	the Collaborator does not exercise the Option within sixty (60) Business Days of the expiry of the Option Period; or,

(b)	the parties do not execute an agreement as described in clause 9.1 within six (6) months of the exercise of the Option,

then the Option will automatically terminate and be exhausted and this clause shall no longer have force or effect.

9.6	The Collaborator acknowledges that QUT manages the protection and Commercialisation of QUT generated Intellectual Property Rights via Bluebox, and that negotiations in relation to the protection and Commercialisation of Project Material and Background Material may therefore be between the Collaborator and Bluebox.

10	INTELLECTUAL PROPERTY RIGHTS PROTECTION

10.1	During the Term, QUT (including by its agent, Bluebox) shall prosecute and maintain all current Intellectual Property Rights in the Project Materials solely made by QUT or jointly made by QUT and Quoin (“Project Inventions”) and may make additional applications as it considers commercially and legally responsible.

10.2	During the Term, QUT (including by its agent, Bluebox) shall be responsible for the costs of all filling, maintenance and prosecution of Intellectual Property Rights in the Project Inventions. QUT (including by its agent, Bluebox) shall keep the Collaborator informed of the status of any patent applications made in relation to the Project Materials from time to time and on request.

10.3	In the event that QUT does not elect to file, maintain or prosecute Intellectual Property Rights in the Project Materials, the Collaborator will have the right, at its sole discretion and sole expense, to take action to file, maintain or prosecute Intellectual Property Rights in the Project Inventions. Any Intellectual Property Rights filed, maintained or prosecuted by the Collaborator under this sub-clause must be in the name of QUT if solely made by QUT, or in the name of QUT and Quoin if jointly made by QUT and Quoin, until an agreement under clause 9.1 of this Agreement is executed.

10.4	In the event the Collaborator exercises the Option and the parties enter into an agreement described in clause 9.1, the Collaborator shall be responsible for all future Intellectual Property Rights patent applications, maintenance and prosecution dealt with in that agreement. QUT (including by its agent, Bluebox) agree to provide the Collaborator with all reasonable assistance for the Collaborators filings, maintenance and prosecutions under this clause, subject to the Collaborator paying any out of pocket expenses incurred by QUT (or its agent, Bluebox) in providing such assistance.

11	CONFIDENTIALITY

11.1	Each party must:

(a)	maintain the secrecy of, and prevent unauthorised access to, each other's Confidential Information;

(b)	not use another's Confidential Information except:

(1)	as required for the performance of, or to exercise its rights under or arising from, this Agreement; or

(2)	as required to obtain professional advice in relation to any matter connected with this Agreement including advice on the patenting of Project Material;

(c)	not disclose another's Confidential Information to any person other than to:

(1)	its Personnel who need to know it in order to perform the Project, or in order to exercise the party’s rights in Material under this Agreement or the Option Agreement; and

(2)	its professional advisors with a need to know it in order to provide professional advice in relation to any matter connected with this Agreement including advice on the patenting of Project Material; and

(d)	ensure that its Personnel and advisors to whom the other’s Confidential Information is disclosed, are made aware of the obligations of confidentiality under this Agreement, and are legally obliged to ensure that the Confidential Information is only used, disclosed and dealt with in accordance with those obligations.

11.2	Each party may disclose another party’s Confidential Information if required by law but, unless prohibited by law or legal process, it must inform that other party first (with as much prior notice as possible) and use all reasonable endeavours to limit the terms of that disclosure as reasonably requested by that other party.

12	PRIVACY

12.1	Each party must, in dealing with any Personal Information for the purposes of the Project:

(a)	comply with all laws applicable to that party (including, without limitation, privacy and data protection laws) which regulate the collection, storage, use and disclosure of Personal Information;

(b)	promptly notify the other party of any complaint or investigation under, or relating to, any breach of those laws in relation to that information processed for purposes of the Project; and

(c)	reasonably cooperate with the other party in resolving any such complaint or investigation.

12.2	If a Collaborator is considered a ‘contracted service provider’ of QUT under the Information Privacy Act 2009 (Qld) in performing its obligations under this Agreement, it will comply with Parts 1 and 3 of that Act as if it were an agency under that Act.

13	PUBLICATIONS

13.1	The parties will ensure that all publications and presentations in respect of the Project comply with the authorship and publication requirements of the Australian Code for the Responsible Conduct of Research.

13.2	In addition to clause 13.1, each party (“Publishing Party”) must before publishing or submitting for publication, or presenting, anything in relation to the Project that discloses another party’s Confidential Information, or uses another party’s Background Material (“Publication”), provide a copy of the proposed Publication to that other party (“Reviewing Party”) for review and response in accordance with clause 13.3.

13.3	Within fourteen (14) days of the Publishing Party providing the Publication to the Reviewing Party for review, the Reviewing Party must notify the Publishing Party in writing that it:

(a)	gives unconditional consent; or

(b)	gives consent subject to certain amendments being made which are in the reasonable opinion of the Reviewing Party necessary to ensure its Confidential Information is not disclosed and its privacy obligations are met;

(c)	require the Publication to be delayed for up to 6 months so as to not prejudice its ability to protect and Commercialise its Confidential Information or other Background Material, including to exercise rights under the Option Agreement.

13.4	If the Publishing Party does not receive a response in accordance with clause 13.3 within twenty eight (28) days of the Reviewing Party receiving the Publication for review, the Reviewing Party will be deemed to have given unconditional consent.

13.5	The Publishing Party may proceed with the Publication:

(a)	upon unconditional consent being given by all Reviewing Parties; or

(b)	if amendments are required under clause (b), upon all reasonable amendments being made; and

(c)	if a period of delay is required under clause 13.3(c), upon the expiry of that period.

14	USE OF NAMES

14.1	Neither party may in connection with this Agreement, without the written consent of the other party, use the other party’s name or logo, or any of the other party’s Personnel’s names to promote the party’s business, services products or activities, or in a manner that could lead a person to reasonably believe that the other party endorses the party’s business, services, products or activities.

15	WARRANTIES AND LIABILITY

15.1	To the extent permitted by law, all terms that may be otherwise implied by statute or otherwise, relating to the subject matter of this Agreement, are excluded.

15.2	The parties acknowledge that the research undertaken as part of the Project is highly speculative in nature and may not produce any outputs or discoveries that are fit for a particular purpose or have any Commercialisation potential.

15.3	Despite any other clause of this Agreement, the parties are not liable for any indirect, consequential or incidental damages or any loss of profits, loss of revenue, loss of goodwill, loss of data, damage to reputation and loss of opportunities under or in connection with this Agreement whether under the law of contract, tort (including negligence), equity or otherwise, unless they arise from a breach of confidentiality under this Agreement or an infringement of a party’s rights in Project Material or Background Material.

15.4	Each party's liability under or in relation to this Agreement is reduced to the extent that any damages, liability, loss or costs arises from or is attributable to, any breach of contract by, or any unlawful or negligent act or omission of, the other party or the other party’s Personnel.

15.5	If any applicable legislation prohibits the exclusion of liability by a party in the manner contemplated by this clause, then:

(a)	the exclusion does not apply to that liability; and

(b)	that party’s liability is only limited or excluded in the manner permitted under that legislation (if any).

16	TERMINATION AND WITHDRAWAL

Termination by agreement

16.1	This Agreement may be terminated at any time by written agreement of the parties.

QUT Right to terminate the Agreement

16.2	QUT may upon by written notice to the Collaborator terminate this Agreement if the Collaborator:

(a)	breaches any warranty, term or condition of this Agreement which is not capable or remedy;

(b)	breaches a warranty, term or condition of this Agreement and fails to remedy the breach within thirty (30) days after receiving notice requiring it to do so, including with respect to any obligation to pay money or find replacement Specified Personnel; or

(c)	has entered into any form of insolvency, liquidation or external administration, whether voluntary or involuntary, formal or otherwise.

Consequences of termination or expiry of Agreement

16.3	Upon expiry or termination of this Agreement each party will, subject to that party’s statutory record keeping obligations, return (or in the case of intangible copies that cannot be physically returned, destroy) all Background Material and Project Material of another party in its possession or control which it no longer has a licence to use.

16.4	Upon expiration or termination of this Agreement QUT shall repay any Contributions which it has received from the Collaborator which have not been expended or allocated for expenditure prior to the date of termination.

16.5	If this Agreement is terminated under clause 16.2 then the Option will automatically end.

16.6	For the avoidance of doubt, expiration or termination of this Agreement:

(a)	does not affect the operation of any other separate agreement entered by the parties unless it expressly specifies to the contrary in that separate agreement; and

(b)	will be without prejudice to the rights, liabilities or obligations of any party accrued prior to the date of termination including any right to payment or compensation or to obtain damages for breach of this Agreement.

16.7	Clauses 7.2(b), 9, 10, 13, 15 and 16.3 to 16.7 continue to apply after the termination or expiry of this Agreement, except as expressly specified in this Agreement.

17	GST

17.1	If a supply under this Agreement is subject to GST and GST has not been accounted for in determining the consideration payable for the supply, the supplying party may recover from the receiving party an amount on account of GST. That amount is:

(a)	equal to the value of the supply calculated in accordance with GST law multiplied by the prevailing GST rate; and

(b)	payable at the same time as the recipient is required to pay for the related supply.

18	NOTICES

18.1	Any notice or other formal communication under this Agreement must be:

(a)	in writing and signed by an authorised representative;

(b)	marked to the attention of the person specified in Schedule 1;

(c)	be delivered to the recipient by hand, pre-paid post, fax or email at the address or number shown in Schedule 1 (or as last notified in writing); and

(d)	will be effective once received, and will be deemed to have been received, if

(1)	if by pre-paid post, on the seventh day after posting;

(2)	if electronically transmitted at the time of successful transmission

PROVIDED that where a notice is received after 5pm on a business day or on a non-business day of the recipient, it will be deemed to be received on the recipient’s next business day.

19	DISPUTES

19.1	Any dispute relating to this Agreement (Dispute) must, prior to a party initiating litigation (other than for equitable or interlocutory relief), be dealt with as follows:

(a)	the affected party will notify the other parties with details of the Dispute (Dispute Notice) and, within seven (7) days of receiving the Dispute Notice, the parties will negotiate and attempt to resolve the Dispute;

(b)	if unresolved within thirty (30) days of the Dispute Notice, a nominated member of senior management from each party with authority to fully resolve the dispute (Nominated Persons) will negotiate and attempt to resolve the dispute;

(c)	if unresolved within 30 days of the commencement of the negotiations between the Nominated Persons, any of the affected parties may avail themselves of any legal remedies available in law or equity.

19.2	Nothing in this clause prevents a party from applying to a court for urgent interlocutory relief.

20	GENERAL PROVISIONS

Relationship of parties

20.1	Each party enters into this Agreement as independent contractors. Nothing in this Agreement shall:

(a)	in any way deem an employee of one party to be treated as an employee or the responsibility of another party; or

(b)	create any relationship between the parties amounting to a partnership, agency, trust or joint venture.

Force Majeure

20.2	A party is not liable for any breach of its obligations under this Agreement (other than for any payment obligation) to the extent that the breach resulted from a Force Majeure Event provided that it:

(a)	promptly notifies the other parties (with appropriate details); and

(b)	takes all reasonable steps to work around or reduce the effects of the Force Majeure Event.

If a Force Majeure Event continues for more than sixty (60) days, the party which is not subject to the Force Majeure Event may terminate this Agreement.

Cooperation; No Conflicts; Compliance with Laws

20.3	Each party agrees to execute such agreements, deeds and documents and do or cause to be executed or done all such acts and things as may be reasonably necessary to give effect to this Agreement, including assisting to facilitate any application to register IPRs, confining any rights granted in relation to the IPRs, ensuring where reasonably possible that the Project can continue where a party is withdrawing from the Project and assisting with any GST requirements.

20.4	QUT agrees to provide all information to Quoin necessary to comply with any disclosure requirements mandated by any competent governmental authority (including, if applicable, the US Food and Drug Administration), including any information required to be disclosed in connection with any financial relationships.

20.5	QUT confirms that there is no conflict of interest between parties that would inhibit or affect QUT’s performance under this Agreement. QUT will promptly inform Quoin if any conflict of interest arises during the performance of this Agreement.

20.6	QUT shall not employ, contract, with or retain any person directly or indirectly to perform services under this Agreement if such a person is debarred by a competent government authority (including, if applicable, the US Food and Drug Administration).

No Assignment

20.7	A party must not assign or transfer, any of its rights or obligations in this Agreement to any person without the consent of the other parties, which consent must not be unreasonably withheld or delayed.

Entire Agreement

20.8	This Agreement is the entire agreement between the parties in relation to the management and conduct of the Project. All previous negotiations, understandings, representations or warranties concerning the subject matter of this document are superseded by this document.

Variations

20.9	Any amendment or alterations to this Agreement must be agreed in writing and signed by the parties.

Severability

20.10	If any one or more of the provisions of this Agreement are deemed to be invalid, illegal or unenforceable, then:

(a)	such provisions will be read down or severed and all remaining provisions of this Agreement will remain in full force and effect; and

(b)	such provisions will not invalidate or render unenforceable the remaining provisions of this Agreement.

Governing Law and Jurisdiction

20.11	This Agreement shall be governed by and is to be construed in accordance with the laws applicable in Queensland.

20.12	The parties agree that the courts of Queensland shall have jurisdiction to hear any action in respect of, or arising out of this Agreement.

Legal Costs

20.13	Each party shall be responsible for its own legal and other costs incurred in relation to the preparation of this Agreement.

Execution

20.14	This Agreement may be executed by facsimile or electronic mail and/or in counterparts which will be taken together to constitute one document. The parties agree that execution of this Agreement will occur when each party holds a copy of the Agreement (which may be a facsimile or in electronic format) signed by both parties or signed in counterparts.

Signing Page

EXECUTED as an agreement on the latest of the dates set out below

Executed by Queensland University of Technology

by its duly authorised officer:

/s/ Michael McArdle
Signature of Authorised Representative

Michael McArdle, Executive Director, ORS
Name and Position of Authorised Representative (print)

20/5/2022
Date:

Executed by Quoin Pharmaceuticals, Inc. by its
duly authorised representative:

/s/ Denise Carter
Signature of Authorised Representative

Denise Carter, COO
Name and Position of Authorised Representative (print)

May 20, 2022
Date:

Schedule 1: Notice Details

2	Queensland University of Technology (QUT)

Contact for Notices: Address for notices: By Courier By Post By Fax By Email

Michael McArdle, Executive Director, Office of Research Services

Queensland University of Technology,

Office of Research Services
Level 4, 88 Musk Avenue

Kelvin Grove, Queensland 4059

Office of Research Services
GPO Box 2434, Brisbane Q 4001

07 3138 1304

3	The Collaborator

Quoin Pharmaceuticals Ltd Contact for Notices: Address for notices: By Courier By Post By Email	Michael Myers CEO Quoin Pharmaceuticals 42127 Pleasant Forest Court Ashburn VA 20148 mmyers@quoinpharma.com

Schedule 2 PROJECT DETAILS

PROJECT TITLE

Selection of a lead VLA-4 inhibitor for entry into a Scleroderma clinical development program.

PROJECT EXPIRATION DATE:

31/12/2023 (assuming a 01/07/2022 start date)

PROJECT SUMMARY

The overall goal of the research plan is to select a lead VLA-4 inhibitor for entry into a Scleroderma clinical development program. The specific aims of the program are:

1.	In vitro and in vivo compound screening to determine the activity and pharmacokinetics of the three novel compounds and select a lead compound.

2.	Determine pre-clinical efficacy of VCAM-1:VLA-4 blockade in a model of Scleroderma.

3.	In vivo assessment of the pharmacodynamics of the lead compound to define the dose-response relationship for Scleroderma.

4.	Assessment of non-GLP PK and Tox for the lead

SPECIFIED PERSONNEL

A/Professor Tony Kenna and an RA will carry out the research.

Schedule 3 contributions

CONTRIBUTIONS:

[****]

CASH CONTRIBUTION INVOICE SCHEDULE:

[****] Financial Contact Details: QUT Financial Contact [****] Quoin Financial Contact Michael Myers CEO Quoin Pharmaceuticals 42127 Pleasant Forest Court Ashburn VA 20148 mmyers@quoinpharma.com

Schedule 4 BACKGROUND MATERIAL AND CONFIDENTIAL INFORMATION

[****]